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                                CODE OF ETHICS
                                      FOR
                       SIT INVESTMENT ASSOCIATES, INC.,
                  SIT INVESTMENT FIXED INCOME ADVISORS, INC.
               SIT/KIM INTERNATIONAL INVESTMENT ASSOCIATES, INC.
                             AND SIT MUTUAL FUNDS


                         I.  PURPOSE AND CONSTRUCTION.
                             -------------------------

     This Code of Ethics ("Code") is adopted by Sit Investment Associates, Inc. ("Adviser"), Sit Investment Fixed Income Advisors, Inc. ("Fixed Income"), Sit/Kim International Investment Associates, Inc. ("International"), and the Sit Mutual Fund Group ("Funds") in an effort to prevent violations of Section 17 of the 1940 Act and the Rules and Regulations thereunder. This Code is designed to prevent investment activities by persons with access to certain information that might be harmful to the Funds or which might enable such persons to illicitly profit from their relationship with the Funds. This Code is also designed to codify the written policies and procedures designed to prevent the misuse of material, nonpublic information in violation of the 1934 Act or the Advisers Act, or the Rules and Regulations thereunder, as required by Section 15(f) of the 1934 Act and Section 204A of the Advisers Act. Each Associated Person must read and retain a copy of this Code, and execute the acknowledgment attached hereto.

                               II.  DEFINITIONS
                                    -----------

     A. "Access Person" means any director, officer, general partner, or Advisory Person of a Fund or of Adviser, Fixed Income, or International.
     B.  "Advisers Act" means the Investment Advisers Act of 1940, 15 U.S.C.
(S)30b-1 to (S)30b-21.
     C.  "Advisory Person" means:
         1. Any employee of a Fund or of Adviser, Fixed Income, or International (or of any company in a control relationship to a Fund or to Adviser, Fixed Income, or International) who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by a Fund, or whose functions or duties relate to the making of any recommendations with respect to such purchases or sales; and
          2. Any natural person in a control relationship to a Fund or to Adviser, Fixed Income, or International who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a security.
     D.  "Affiliated Person" of another person means:
          -----------------
         1. Any person directly or indirectly owning, controlling, or holding with power to vote, five percent (5%) or more of the outstanding voting securities of such other person;
         2. Any person, five percent (5%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;
         3. Any person directly or indirectly controlling, controlled by, or under common control with, such other person;
         4. Any officer, director, partner, co-partner, or employee of such other person;
         5. If such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and
         6. If such other person is an unincorporated investment company not having a board of directors, the depositor thereof.
     E.  "Associated Person" means any partner, officer, director, or branch
          -----------------
manager of Adviser, Fixed Income, or International (or any person occupying a similar status or performing similar functions), any person directly or indirectly controlling, controlled by, or under common control with Adviser, Fixed Income, or International, or any employee of Adviser, Fixed Income, or International.
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     F.  "Control" shall have the meaning as that set forth in section 2(a)(9)
          -------
of the 1940 Act.
     G.  "Fund" means any investment company registered under the 1940 Act for
          ----
which Adviser, Fixed Income, or International acts as the investment adviser and manager; provided, however, that for purposes of Sections III.A, D., E., and F., "Fund" shall also include all other accounts managed by Adviser, Fixed Income, and International. References herein to "Adviser" shall be deemed to include Fixed Income, and International, unless the context clearly implies to the contrary.
     H.  "Insider" means Adviser or the Funds, or an Associated Person of
          -------
Adviser or the Funds, or any Affiliated Person thereof, or any member of his immediate family. Additionally, a person is deemed an "Insider" if he enters into a special confidential relationship in the conduct of the affairs of Adviser or the Funds, or any Affiliated Person thereof, and as a result is given access to material, nonpublic information. Examples of such Insiders include accountants, consultants, advisers, attorneys, bank lending officers, and the employees of such organizations.
     I.  "Insider Trading" means the use of material, nonpublic information to
          ---------------
trade in a Security (whether or not one is an Insider) or the communication of material, nonpublic information to others. While the meaning of the term is not static, "Insider Trading" generally includes:
         1. Trading in a Security by an Insider, while in possession of material, nonpublic information;
         2. Trading in a Security by a person who is not an Insider, while in possession of material, nonpublic information, where the information either was disclosed to such person in violation of an Insider's duty to keep it confidential or was misappropriated; and
         3. Communicating material, nonpublic information to any person, who then trades in a Security while in possession of such information.
     J.  "Material information" means information for which there is a
          --------------------
substantial likelihood that a reasonable investor would consider it important in making investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Examples of material information include information regarding dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.
     K.  "Member of immediate family" of a person includes such person's spouse,
          --------------------------
children under the age of twenty-five years residing with such person, and any trust or estate in which such person or any other member of his immediate family has a substantial beneficial interest, unless neither such person nor any other member of his immediate family is able to control or participate in the investment decisions of such trust or estate.
     L.  "Nonpublic information" means information that has not been effectively
          ---------------------
communicated to the market place.
     M.  "Purchase or sale of a Security" includes, inter alia, the writing of
          ------------------------------            ----------
an option to purchase or sell a Security.
     N.  "Security" shall have the meaning set forth in Section 2(a)(36) of the
          --------
1940 Act, except that it shall not include securities issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, shares of registered open-end investment companies, or other securities which may not be purchased by the Fund or Funds of which a person is an Access Person, because of investment limitations set forth in Registration Statements filed with the Securities and Exchange Commission; provided, however, that for purposes of the Insider Trading prohibition of Section III.A., "Security" shall include all securities set forth in Section 2(a)(36) of the 1940 Act.
     O.  "Security held or to be acquired" by a registered investment company
          -------------------------------
means any Security which, within the most recent 15 days, (i) is or has been held by such company, or (ii) is being or has been considered by such company or its investment adviser for purchase by such company.
     P.  "1934 Act" means the Securities Exchange Act of 1934, 15 U.S.C. (S) 78a
          --------
to 78kk.
     Q.  "1940 Act" means the Investment Company Act of 1940, 15 U.S.C. (S) 80a-
          --------
1 to (S) 80a-64.
     R.  "Restricted List" means a list of Securities maintained by the Adviser
          ---------------
in which proprietary and personal transactions are prohibited.

                               III. RESTRICTIONS
                                    ------------
     A.  Nonpublic Information.
         ----------------------
         1. An Insider shall use due care to ensure that material, nonpublic information remains secure and shall not divulge to any person any material, nonpublic information, except in the performance of his duties. For example, files containing material, nonpublic information should be sealed, and access to computer files containing material, nonpublic information should be restricted.
         2. No Insider shall engage in Insider Trading, on behalf of himself or others.
         3. An Access Person shall not divulge to any person contemplated or completed securities transactions of a Fund, except in the performance of his duties, unless such information previously has become a matter of public knowledge.
         4. Questions regarding whether the information is material and/or nonpublic may be directed to the President of Adviser or his designee.
     B.  Section 17(d) Limitations.  No Affiliated Person of a Fund, or any
         -------------------------
Affiliated Person of such person, acting as principal, shall effect any transaction in which a Fund, or a company controlled by a Fund, is a joint or a joint and several participant with such person or Affiliated Person, in contravention of such rules and regulations as the Securities and Exchange Commission may prescribe under Section 17(d) of the 1940 Act for the purpose of limiting or preventing participation by the Funds or controlled companies on a basis different from or less advantageous than that of such other participant.
     C.  Prescribed Activities Under Rule 17j-l(a). Rule 17j-l(a) under the 1940
         -----------------------------------------
         Act provides: It shall be unlawful for any affiliated person of or principal underwriter for a registered investment company, or any affiliated person of an investment adviser of or principal underwriter for a registered investment company in connection with the purchase or sale, directly, or indirectly, by such a person of a security held or to be acquired, as defined in this section, by such registered investment company --
             (1) To employ any device, scheme or artifice to defraud such registered investment company;
             (2) To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;
             (3) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company; or
             (4) To engage in any manipulative practice with respect to such registered investment company.
         Any violation of Rule 17j-1(a) shall be deemed to be a violation of the Code.
     D.  Covenant to Exercise Best Judgment. An Advisory Person shall act on his
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best judgment in effecting, or failing to effect, any Fund transaction and such
Advisory Person shall not take into consideration his personal financial situation in connection with decisions regarding Fund portfolio transactions.
     E.  Limitations on Transactions.
         ---------------------------
         1. An executive officer or an Advisory Person of Adviser, or any member of his or her immediate family, shall not purchase or sell any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership if at the time of such purchase or sale such Security:
                  (a) is included on the Restricted List maintained by the Adviser; or
                  (b)  is held or to be acquired by the Fund.
             However, the purchase or sale of a Security more than ten (10) trading days prior to or ten (10) trading days after a Fund's purchase or sale of such Security shall not be a violation of this Paragraph III.E.1(b) and provided that the ten day waiting period does not apply if a Fund has sold all its interest in that Security.

         2. An executive officer or an Advisory Person of Adviser, or any member of his or her immediate family shall not purchase securities offered in an Initial Public Offering.
         3. An executive officer or an Advisory Person of Adviser, or any member of his or her immediate family, shall not purchase and sell the same (or equivalent) securities within 60 calendar days; and shall not sale and purchase the same (or equivalent) securities within 60 calendar days.
         4. An executive officer or an Advisory Person of Adviser, or any member of his or her immediate family, shall not effect more than the lesser of the following number of purchase and/or sale transactions a.) twenty (20) transactions within one calendar quarter or b.) fifty (50) transactions within one calendar year, without the advance written approval of the Chairman of the Adviser or his designee. Multiple purchases or sales of the same security effected contemporaneously shall be considered a single transaction for purposes of this Paragraph III.E.4.
     F.  Prior Clearance.  Prior to the sale or purchase of Securities, an
         ---------------
executive officer or an Advisory Person of Adviser, or any member of his immediate family, must obtain written clearance for the transaction from the President of Adviser or his designee.

                          IV. REPORTING REQUIREMENTS
                              ----------------------
     A.  Quarterly Report.  Not later than ten (10) days after the end of each
         ----------------
calendar quarter, each Associated Person and each Access Person shall submit a report which shall specify the following information with respect to transactions during the then ended calendar quarter in any Security in which such Associated Person or Access Person has, or by reason of such transaction acquired, any direct or indirect beneficial ownership in the Security:
         1. The date of the transaction, the title and the number of shares, and the principal amount of each Security involved;
         2. The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);
         3.  The price at which the transaction was effected; and
         4. The name of the broker, dealer, or bank with or through whom the transaction was effected.
If no transactions have occurred during the period, the report shall so indicate.
     B.  Broker Statements and Confirmations.  Each Associated Person and each
         -----------------------------------
Access Person shall insure that the Adviser receives duplicate copies of his or her and any member of his or her immediate family's, including for purposes of this section any relative living in the same household, confirmations and statements directly from all brokerage firms.
     C.  Disclosure of Holdings.   An executive officer or an Advisory Person of
         ----------------------
the Adviser shall immediately notify the Adviser of any Security held by him or her (including any member of his or her immediate family) that he or she knows or should know is included on the Restricted List maintained by the Adviser or which is being considered for purchase by a Fund. A Security is being considered for purchase or sale when a recommendation to purchase or sell a security has been made and communicated and, with respect to the persons making the recommendation, when such person seriously considers making such a recommendation.
     D.  Limitation on Reporting Requirements. Notwithstanding the provisions of
         ------------------------------------
Sections IV.A., B. and C., no Access Person shall be required to make a report:
         1. With respect to transactions effected for any account over which such person does not have any direct or indirect influence or control; or
         2. If such a person is not an "interested person" of a Fund as defined in Section 2(a)(19) of the 1940 Act and would be required to make such a report solely by reason of begin a director of a Fund, except where such director knew or, in the ordinary course of fulfilling his official duties as a director of a Fund, should have known that during the 15-day period immediately preceding or after the date of the transaction in a Security by the director, such Security is or was purchased or sold by a Fund or such purchase or sale by a Fund is or was considered by such Fund or Adviser; or

          3. Where a report made to Adviser would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Advisers Act.
     E.   Reports of Violations. In addition to the quarterly reports required
          ---------------------
under this Article IV, Associated Persons and Access Persons promptly shall report any transaction which is, or might appear to be, in violation of this Code. Such report shall contain the information required in quarterly reports filed pursuant to Sections IV.A.
     F.   Filing of Reports. All reports prepared pursuant to this Article IV
          -----------------
shall be filed with the President of Adviser or his designee.

     G.  Certification to General Counsel of Funds.  Prior to February 1 of each
         -----------------------------------------
year, Adviser shall prepare and deliver to the General Counsel of the Funds a report which shall describe in detail violations of this Code for the prior calendar year, unless such violations have previously been reported to the General Counsel of the Funds.
     H.   Dissemination of Reports. The General Counsel of the Funds shall have
          ------------------------
the right at any time to receive copies of any reports submitted pursuant to this Article IV. Such General Counsel shall keep all reports confidential except as disclosure thereof to the Boards of Directors of the Funds or of Adviser or other appropriate persons may be reasonably necessary to accomplish the purposes of this Code.

                          V. SUPERVISORY PROCEDURES
                             ----------------------
     The following supervisory procedures shall be implemented:
     A.   Prevention of Insider Trading. To prevent Insider Trading, the
          -----------------------------
President of Adviser or his designee shall:
          1. Take appropriate measures to familiarize Associated Persons with the Code;
          2.   Answer questions regarding the Code;
          3. Resolve issues of whether information received by an Insider is material and/or nonpublic; and
          4.   Review and update the Code as necessary.
     B.   Detection of Insider Trading. To detect Insider Trading, the President
          ----------------------------
of Adviser or his designee shall:
          1. Review the trading activity reports filed by each Associated Person and Access Person; and
          2.   Review the trading activity of Adviser and the Funds.

                         VI. ENFORCEMENT AND SANCTIONS
                             -------------------------
     A.   General. Any Affiliated Person of Adviser who is found to have
          -------
violated any provision of this Code may be permanently dismissed, reduced in salary or position, temporarily suspended from employment, or sanctioned in such other manner as may be determined by the Board of Directors of Adviser in its discretion. If an alleged violator is not affiliated with Adviser, the Board of Directors of the Fund or Funds involved shall have the responsibility for enforcing this Code and determining appropriate sanctions. In determining sanctions to be imposed for violations of this Code, the Board of Directors may consider any factors deemed relevant, including without limitation:
          1.   The degree of willfulness of the violation;
          2.   The severity of the violation;
          3. The extent, if any, to which the violator profited or benefited from the violation.
          4. The adverse effect, if any, of the violation on the Fund or Funds;
          5. The market value and liquidity of the class of Securities involved in the violation;
          6.   The prior violations of the Code, if any, by the violator;
          7.   The circumstances of discovery of the violation; and
          8. If the violation involved the purchase or sale of Securities in violation of this Code, (a) the price at which the Fund purchase or sale was made and (b) the violator's justification for making the purchase or sale, including the violator's tax situation, the extent of the appreciation or depreciation of the Securities involved, and the period the Securities have been held.

     B.   Violations of Section III.E.
          ----------------------------
          1. At its election, a Fund may choose to treat a transaction prohibited under Section III.E. of this Code as having been made for its account. Such an election may be made only by a majority vote of the directors of the Fund who are not Affiliated Persons of Adviser. Notice of an election under this Paragraph B.1 shall not be effective unless given to Adviser within sixty (60) days after the Fund is notified of such transaction. In the event of a violation involving more than one Fund, recovery shall be allocated between the affected Funds in proportion to the relative net asset values of the Funds as of the date of the violation. A violator shall be obligated to pay the Fund any sums due to said Fund pursuant to paragraph B.2 below due to a violation by a member of the immediate family of such violator.
          2. If Securities purchased in violation of Section III.E. of this Code have been sold by the violator in a bona fide sale, the Fund shall be entitled to recover the profit made by the violator. If such Securities are still owned by the violator, or have been disposed of by such violator other than by a bona fide sale at the time notice of election is given by the Fund, the Fund shall be entitled to recover the difference between the cost of such Securities to the violator and the fair market value of such Securities on the date the Fund acquired such Securities. If the violation consists of a sale of Securities in violation of
               Section III.E. of this Code, the Fund shall be entitled to recover the difference between the net sale price per share received by the violator and the net sale price per share received by the Fund, multiplied by the number of shares sold by the violator. Each violation shall be treated individually and no offsetting or netting of violations shall be permitted.
          3. Knowledge on the part of the General Counsel of a Fund of a transaction in violation of Section III.E. of this Code shall be deemed to be notice to the Fund under Paragraph VI.B.1. Knowledge on the part of a director or officer of a Fund who is an Affiliated Person of Adviser of a transaction in violation of this Code shall not be deemed to be notice under Paragraph VI.B.1.
          4. If the Board of Directors of a Fund determine that a violation of this Code has caused financial detriment to such Fund, upon reasonable notice to Adviser, Adviser shall use its best efforts, including such legal action as may be required, to cause a person who has violated this Code to deliver to the Fund such Securities, or to pay to the Fund such sums, as the Fund shall declare to be due under this Section VI.B., provided that:
                    a. Adviser shall not be required to bring legal action if the amount recoverable reasonably would not be expected to exceed $2,500;
                    b. In lieu of bringing a legal action against the violator, Adviser may elect to pay to the Fund such sums as the Fund shall declare to be due under this Section VI.B.; and
                    c. Adviser shall have no obligation to bring any legal action if the violator was not an Affiliated Person of Adviser.
     C.   Rights of Alleged Violator.  A person charged with a violation of this
          --------------------------
Code shall have the opportunity to appear before the Board of Directors as may have authority to impose sanctions pursuant to this Code, at which time such person shall have the opportunity, orally or in writing, to deny any and all charges, set forth mitigating circumstances, and set forth reasons why the sanctions for any violations should not be severe.
     D.   Notification to General Counsel of Funds. The General Counsel of the
          ----------------------------------------
Fund involved shall be advised promptly of the initiation and outcome of any enforcement actions hereunder.
     E.   Delegation of Duties. The Board of Directors may delegate its
          --------------------
enforcement duties under this Article VI to a special committee of the Board of Directors comprised of at least three persons; provided, however, that no director shall serve on such committee or participate in the deliberations of the Board of Directors hereunder who is charged with a violation of this Code.
     F.   Non-exclusivity of Sanctions. The imposition of sanctions hereunder by
          ----------------------------
the Board of Directors of Adviser shall not preclude the imposition of additional sanctions by the Board of Directors of the Funds and shall not be deemed a waiver of any rights by the Funds. In addition to sanctions which may be imposed by the Boards of Directors of Adviser and the Funds, persons who violate this Code may be subject to various penalties and sanctions including, for example, (i) injunctions; (ii) treble damages; (iii) disgorgement of profits; (iv) fines to the person who committed the violation of up to three times the profit gained or loss avoided, whether nor not the person actually benefited; and (v) jail sentences.

                         VII. MISCELLANEOUS PROVISIONS
                              ------------------------

     A.   Identification of Associated Persons and Access Persons. Adviser
          -------------------------------------------------------
shall, on behalf of the Funds, identify all Associated Persons and Access Persons who are under a duty to make reports under Section IV.A. and shall inform such persons of such duty.
     B.   Maintenance of Records. Adviser shall, on behalf of the Funds,
          ----------------------
maintain and make available records as required by Rule 17j-l(d).
     C.   Prior Clearance Procedure.  Prior to effecting a transaction in a
          -------------------------
Security, an Insider (other than persons covered under Section III.F.) may notify Adviser of the proposed transaction, and the name, title, and amount of the Security involved. Adviser shall determine whether such proposed transaction would, may, or would not be consistent with this Code. Such conclusion shall be promptly communicated to the Insider making such request. Absent extraordinary circumstances, no Insider shall be deemed to have violated this Code for effecting a Securities transaction, if such Insider has been advised by Adviser that the transaction would be consistent with this Code. Adviser shall make written records of actions under this Section VII.C., which records shall be maintained and made available in the manner required by Rule 17j-l(d).
     D.   Effective Date. The effective date of this Code shall be April 28,
          --------------
1989.